Exhibit 99

News Release

For Immediate Release November 3, 2009	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ANNOUNCES 2009 THIRD-QUARTER AND NINE-MONTH RESULTS

•	COMMENTS ON REVENUE AND ATTENDANCE TRENDS THROUGH OCTOBER

SANDUSKY, OHIO, November 3, 2009 — Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results through the third quarter ended September 27, 2009 and provided attendance and revenue trends through November 1, 2009.

Nine Month Results

Net revenues for the nine months ended September 27, 2009, which included 25 additional operating days compared with 2008, decreased $66.5 million to $810.5 million from $877.0 million a year ago. Net income for the first nine months of 2009 decreased $0.8 million to $61.7 million, or $1.10 per diluted limited partner unit, from net income of $62.5 million, or $1.12 per diluted limited partner unit, for the same period in 2008.

Adjusted EBITDA for the nine months ended September 27, 2009, which management believes is a meaningful measure of the Company’s park-level operating results, decreased $37.9 million to $296.7 million from $334.6 million for the same period a year ago. See the attached table for a reconciliation of adjusted EBITDA to net income.

“As anticipated, 2009 has been a challenging year for us,” said Dick Kinzel, Cedar Fair chairman, president and chief executive officer. “In spite of 25 additional operating days during the first nine months of the year, our parks have entertained 1.2 million less visitors compared to this time last year. Through the end of the third quarter combined attendance across our parks totaled 18.8 million visits, average in-park guest per capita spending was $39.73 and out-of-park revenues totaled $86.4 million. This compares with attendance of 20.0 million visits, average in-park guest per capita spending of $40.28 and out-of-park revenues of $94.0 million through the first nine months of 2008.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2009 Third-Quarter and Nine-Month Results

November 3, 2009

“The decrease in attendance was the result of a sharp decline in group sales business, which continues to be negatively affected by the poor economy and spending cuts at many businesses, schools and organizations,” added Kinzel. “Our attendance figures were also negatively impacted by a decrease in season pass visits resulting from a decline in total pass sales, and by poor weather, particularly cooler than normal temperatures throughout much of the season at our northern and southern region parks.”

Kinzel continued by noting that the 8% decrease in out-of-park revenues, which represent the sale of hotel rooms, food, merchandise and other complementary activities located outside of the park gates, was primarily due to declines in hotel occupancy at most of the Company’s hotel properties during the first nine months of the year.

Excluding depreciation, amortization and other non-cash costs, operating costs and expenses for the nine months decreased 5%, or $28.6 million, to $513.8 million compared with $542.4 million for the same period a year ago. “The decrease in operating costs is the direct result of the successful implementation of numerous cost savings initiatives across our parks, as a proactive step to partially offset the impact of the negative attendance trends, and to a lesser extent the closing of Star Trek in late 2008,” said Kinzel.

He also noted that in late August the Company completed the sale of 87 acres of surplus land at Canada’s Wonderland to the Vaughan Health Campus of Care in Ontario, Canada as part of its ongoing efforts to reduce debt. Net proceeds from this sale totaled $53.8 million and resulted in the recognition of a $23.1 million gain during the nine-month period. After the gain on the sale of the Canadian land, depreciation, amortization, loss (gain) on impairment / retirement of fixed assets, and all other non-cash costs, operating income for the first nine months decreased $7.9 million to $205.4 million in 2009 compared with $213.3 million in 2008.

Interest expense over this same period decreased $7.9 million to $91.0 million, primarily due to lower interest rates on the Company’s variable-rate debt, along with a reduction in average borrowings. Since the beginning of the year, the Company has retired $101.2 million of term debt through regularly scheduled debt amortization payments, as well as the use of available cash from the reduction in the annual distribution rate and the net proceeds from the sale of land at Canada’s Wonderland.

A provision for taxes of $48.3 million was recorded for the nine-months ended September 27, 2009 to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership (PTP) taxes. This compares with a $52.1 million provision for taxes for the same period in 2008.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2009 Third-Quarter and Nine-Month Results

November 3, 2009

Third Quarter Results

Net revenues for the third quarter ended September 27, 2009, which included 64 additional operating days compared with 2008, decreased 4% to $519.9 million from $540.3 million last year. Net income for the quarter was $107.6 million, or $1.92 per diluted limited partner unit, versus net income of $91.5 million, or $1.65 per diluted limited partner unit a year ago.

“In spite of 64 additional operating days in the period, third-quarter revenues fell $20.4 million between years,” said Kinzel. “This decrease reflects a 3%, or 324,000-visit, decline in attendance, a 7%, or $3.6 million, decrease in out-of-park revenues, and a less than 1% decrease in average in-park guest per capita spending.”

October Operations

Based on preliminary October results, revenues for the first ten months of the year, on a same-park basis (excluding the impact of Star Trek: The Experience which closed in September 2008), were $912.7 million compared with $983.2 million for the same period a year ago, on 28 more operating days. This is a result of a 6% decrease in attendance to 20.6 million visitors compared with 22.0 million in 2008, a decrease of less than one percent in average in-park guest per capita spending to $39.65, and a decrease in out-of-park revenues of $8.0 million to $94.5 million, due to declines in hotel occupancy.

For the month of October, revenues decreased 11%, or $10.2 million. This was in large part the result of a 255,000-visit shortfall in attendance and $315,000, or 4%, decrease in out-of-park revenues. Average in-park guest per capita spending was comparable to the same period last year.

“Despite our best efforts, most of the same challenges we faced during the first nine months of the year continued to negatively impact our business in the month of October,” continued Kinzel. “In particular, unseasonably cool temperatures and heavy rain over the past four weekends have softened the positive impact we had expected to get from the very popular Halloween events we had in place at our parks. Over this same period, however, our parks maintained their focus on controlling operating costs, and we’re confident that we were able to offset some of the revenue shortfalls.”

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2009 Third-Quarter and Nine-Month Results

November 3, 2009

Distribution Outlook

Kinzel stated that based on trailing twelve month results as of September 27, 2009, preliminary October results and a tightening at December 31st of the maximum consolidated leverage ratio within the credit agreement, it is expected that the Company will suspend distributions beginning in 2010 and the cash flow be redirected to retire term debt.

“Over the past 12 months we have accomplished initiatives that have reduced debt by approximately $110 million and addressed our capital structure,” said Kinzel. “This has been done through the reduction of our annual distribution rate, the sale of 87 acres of surplus land in Toronto, regular amortization payments and an extension of $900 million of our term debt. We have also considered several alternatives including the sale of selected assets, issuing additional equity in a public or private offering, as well as others, but concluded that, in the current market environment, these are not executable on terms that would be beneficial to the Company and the unitholders.

“Our actions, although successful, have not been enough to offset the decrease in operating performance we have experienced in 2009,” continued Kinzel. “We will be reviewing alternatives to improve operating performance and enable unitholders to realize value consistent with our financial performance, including changes to capital structure, corporate structure, the Company’s debt and other strategic options. We will pursue those alternatives that we believe are in the best interest of the Company and the unitholders.”

The Company previously announced that a cash distribution of $0.25 per limited partner unit will be paid on November 16, 2009 to unitholders of record on November 4, 2009.

Kinzel concluded by noting that virtually all of Cedar Fair’s revenues from its seasonal amusement parks, water parks and other seasonal resort facilities are realized during a 130- to 140-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott’s Berry Farm and Castaway Bay are open year-round, with Knott’s Berry Farm operating at its highest level of attendance during the third and fourth quarters of the year.

Management will host a conference call with analysts today, November 3, 2009, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Tuesday, November 3, 2009, until 11:59 p.m. ET, Tuesday, November 17, 2009. In order to access the replay of the earnings call, please dial 1-800-406-7325 followed by the access code 4151550.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2009 Third-Quarter and Nine-Month Results

November 3, 2009

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

All statements other than statements of historical facts included in this release, including those regarding our future financial position and results, business strategy, plans and objectives of management for future operations, and distribution policy, are forward-looking statements. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. The Company further cautions that the important factors identified herein are not exclusive.

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(Table Follows)

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259        419-627-2233

Cedar Fair Announces 2009 Third-Quarter and Nine-Month Results

November 3, 2009

CEDAR FAIR

SUMMARY STATEMENTS OF OPERATIONS

THIRD QUARTER

(unaudited)

(In thousands except per unit)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	9/27/09	9/28/08	9/27/09	9/28/08	9/27/09	9/28/08
Net revenues:
Admissions	$307,011	$312,626	$467,874	$493,872	$540,268	$564,170
Food, merchandise and games	175,591	189,490	283,072	319,342	319,647	357,205
Accommodations and other	37,311	38,206	59,559	63,744	69,864	71,030
Total net revenues	519,913	540,322	810,505	876,958	929,779	992,405
Cash operating costs and expenses	255,292	257,778	513,801	542,369	611,774	648,405
Adjusted EBITDA (a)	264,621	282,544	296,704	334,589	318,005	344,000
Depreciation and amortization	66,413	60,986	113,604	111,258	128,184	124,706
Gain on sale of other assets	(23,098)	—	(23,098)	—	(23,098)	—
Loss on impairment of goodwill and other intangibles	—	—	—	—	86,988	—
(Gain) loss on impairment/retirement of fixed assets, net	188	6,125	218	9,390	(747)	25,070
Equity-based compensation	154	181	613	639	690	814
Operating income	220,964	215,252	205,367	213,302	125,988	193,410
Interest expense	31,183	31,849	90,994	98,912	121,643	133,588
Net change in fair value of swaps	3,084	—	3,084	—	3,084	—
Other (income) expense, net	1,508	240	1,303	(208)	1,102	(3,010)
Income before taxes	185,189	183,163	109,986	114,598	159	62,832
Provision (benefit) for taxes	77,575	91,614	48,265	52,143	(4,813)	9,406
Net income	$107,614	$91,549	$61,721	$62,455	$4,972	$53,426
Weighted average units outstanding - diluted	55,924	55,453	55,887	55,808	55,804	55,861
Per limited partner unit:
Net income - diluted	$1.92	$1.65	$1.10	$1.12	$0.09	$0.96
Cash distributions paid	$0.25	$0.48	$0.98	$1.44	$1.46	$1.91
Balance Sheet Data:
Total assets	$2,209,093	$2,435,260
Total debt	1,600,159	1,710,100
Total partners’ equity	150,152	275,110

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash items. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Announces 2009 Third-Quarter and Nine-Month Results

November 3, 2009

CEDAR FAIR

RECONCILIATION TO ADJUSTED EBITDA

THIRD QUARTER

(unaudited)

(In thousands)	Three Months Ended		Nine Months Ended		Twelve Months Ended
	9/27/09	9/28/08	9/27/09	9/28/08	9/27/09	9/28/08
Net income	$107,614	$91,549	$61,721	$62,455	$4,972	$53,426
Provision (benefit) for taxes	77,575	91,614	48,265	52,143	(4,813)	9,406
Interest expense	31,183	31,849	90,994	98,912	121,643	133,588
Depreciation and amortization	66,413	60,986	113,604	111,258	128,184	124,706
Gain on sale of other assets	(23,098)	—	(23,098)	—	(23,098)	—
Equity-based compensation	154	181	613	639	690	814
Loss on impairment of goodwill and other intangibles	—	—	—	—	86,988	—
(Gain) loss on impairment/retirement of fixed assets, net	188	6,125	218	9,390	(747)	25,070
Net change in fair value of swaps	3,084	—	3,084	—	3,084	—
Other (income) expense, net	1,508	240	1,303	(208)	1,102	(3,010)
Adjusted EBITDA (a)	$264,621	$282,544	$296,704	$334,589	$318,005	$344,000

(a)	Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-cash items. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com.